Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:44 PM 09/10/2021
FILED 12:44 PM 09/10/2021
SR 20213213606 - File Number 5341258
CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF ACE GREEN RECYCLING INC.

Ace Green Recycling Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.          This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on March 3, 2021(the “Certificate of Incorporation”).

2.          Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The total number of shares of stock which the corporation is authorized to issue is 2,000,000 shares of common stock having a par value of $0.0001 per share.

3.          This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.          All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 10th day of September, 2021.

Ace Green Recycling Inc.

By:
Name: Vipin Tyagi
Title: President